Exhibit 99.1

Blackstone Products, the Market Leader in Outdoor Griddles, to Become a Publicly Traded Company through a Business Combination with Ackrell SPAC Partners

●	Blackstone Products, the innovative griddle company that is redefining the outdoor cooking experience led by Founder and Chairman Roger Dahle, has entered into a definitive business combination agreement with Ackrell SPAC Partners I Co. (Nasdaq: ACKIU), led by Chairman Michael Ackrell

●	The transaction implies a combined company pro forma enterprise value of $900 million

●	Proven track record of profitable growth, with a 72% net revenue CAGR from 2016 through 2020 and over $450 million in revenue estimated for 2021 which is expected to grow to over $600 million in 2022

●	Blackstone is revolutionizing the traditional outdoor cooking market while simultaneously expanding the griddle category, which is expected to grow at two times the rate of the total outdoor category through 2023

●	Blackstone expects to receive up to $281 million in estimated gross transaction proceeds assuming no redemptions, which includes a PIPE of $31 million of common stock and $111 million of convertible notes due 2027 from several institutional investors led by FS Investments

●	The transaction is expected to close in the second quarter of 2022 and Blackstone is expected to be listed on the Nasdaq under the new ticker symbol “BLKS”

LOGAN, UT AND NEW YORK, NY – December 23, 2021 ― Blackstone Products (“Blackstone” or the “Company”), an innovative and design-driven company that is redefining the outdoor cooking experience with griddle cooking appliances and accessories, and Ackrell SPAC Partners I Co. (“Ackrell”) (Nasdaq: ACKIU), a publicly-traded special purpose acquisition company, announced today that they have entered into a definitive business combination agreement that will result, subject to the satisfaction or waiver of certain closing conditions, in Blackstone becoming a public company. Upon closing of the transaction, the combined company will be renamed Blackstone Products, Inc. and expects to apply to be listed on the Nasdaq under the new ticker symbol “BLKS.” The combined company is expected to be led by Roger Dahle, Founder and Chief Executive Officer of Blackstone.

Griddle cooking is redefining the rapidly expanding outdoor cooking market by providing consumers with a faster, more convenient, and versatile cooking experience as opposed to the more traditional cooking methods offered by charcoal, gas, and pellet grills. Since launching its first griddle design in 2008 with its core 36-inch griddle, Blackstone products have been empowering home chefs of all skill levels to cook outdoors for breakfast, lunch, and dinner. By allowing consumers to cook outdoors more often and for more meal occasions, griddling has higher customer engagement than other outdoor cooking styles allowing Blackstone to rapidly penetrate the traditional outdoor cooking market and to expand the overall category.

Investment Highlights

●	Dominant Position in the Rapidly Growing Griddle Category – Blackstone created the market of at-home outdoor griddle cooking, commanding 80% of the U.S. market share with strong category growth.

●	Lifestyle Brand with Passionate and Engaged Consumer Community – Blackstone is an enthusiast brand with a passionate and engaged customer base featuring one of the largest social media communities in the industry.

●	Driver of New Product Development – Blackstone is continuously driving category innovation with a strong pipeline of products and features. Blackstone has 24 patents (31 pending) and five new product lines in development.

●	Proven Go-to-Market Strategy – Blackstone has deep long-term relationships with key retailers, including Walmart, Lowe’s and Amazon. Retail channels are complemented with direct-to-consumer sales.

●	Strong Historical Financial Performance – Blackstone has strong historical top-line growth with a 72% revenue CAGR from 2016 to 2020 generating 98% free cash flow conversion in 2020.

●	Significant White Space for Growth – Blackstone has attractive future growth prospects driven by strategic initiatives, such as increasing market penetration and expanding internationally.

●	Founder-led Management Team – Blackstone has a dedicated management team led by founder Roger Dahle.

Management Commentary

“Blackstone is a pioneer in the emerging and explosive griddle category within the outdoor cooking space,” said Roger Dahle. “Our market-leading griddle product portfolio is complemented by a broad range of higher-margin branded accessories and consumables. As we continue to expand our product line and increase our premium offerings, we expect to continue to gain market share and expand the outdoor cooking category. We have ignited a massive social media movement supported by our loyal customers that will further propel our brand awareness. This transaction with the Ackrell team will be transformative for our business, providing capital to fuel our marketing efforts, enhance new product development and expand our presence in the U.S. while expanding into international markets. There is a massive whitespace opportunity for griddles and we believe Ackrell is the perfect partner to help us achieve our mission – to make outdoor cooking accessible to all, for every meal.”

Stephen Cannon, Chief Operating Officer and President of Ackrell, said, “Blackstone has established, transformed and accelerated an entirely new category in the outdoor cooking market and its products have clearly resonated with consumers of all demographics. As we were evaluating potential partners, we were seeking a high-growth company, with robust revenue growth, branded products with a compelling distribution strategy and a management team with strong integrity and public company capability. After a lengthy due diligence process, we found that Roger and the Blackstone team not only met all of those requirements – they exceeded them. We are thrilled to partner with Blackstone on this exciting journey as they become a publicly-traded company.”

Transaction Overview

The business combination implies a pro forma enterprise valuation for Blackstone of $900 million, or approximately 11.1x 2022 estimated adjusted EBITDA. The transaction will provide approximately $95 million in estimated gross proceeds to the Company, assuming no redemption by Ackrell shareholders, including a PIPE of $31 million common stock at $10.00 per share and $111 million of convertible notes due 2027 (the “Notes”), subject to applicable discounts and the terms and conditions of sale, including certain minimum cash and business performance requirements. The Notes will be subordinated unsecured obligations of the Company, and interest will be payable semi-annually in arrears, beginning six months following the closing of the transaction, at a rate of 9.875% per year. The Notes will mature on April 15, 2027, unless earlier repurchased, redeemed, or converted in accordance with their terms. The initial conversion price of $11.50 represents a premium of 15% to the issue price of the common stock. The Notes will be convertible into shares of common stock at the option of investors at any time. The Company will have the option to redeem all or any portion of the Notes after April 15, 2025, if certain stock price and liquidity conditions are satisfied.

The transaction is expected to close in the second quarter of 2022, subject to, among other things, the approval by Ackrell shareholders, satisfaction or waiver of the conditions stated in the business combination agreement, and other customary closing conditions, including a registration statement being declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and approval by The Nasdaq Stock Market to list the securities of the combined company.

In connection with the transaction, Ackrell has deposited an extension payment of $1,380,000 into the trust account for its public stockholders enabling Ackrell to extend the period of time it has to consummate its initial business combination by three months from December 23, 2021 to March 23, 2022. Ackrell SPAC Sponsors I LLC, a Delaware limited liability company and the sponsor of Ackrell, loaned the extension payment to Ackrell using funds received under a third party loan from Blackstone.

Additional information about the proposed transaction, including a copy of the business combination agreement, investor presentation and transcript of management commentary, will be provided in a Current Report on Form 8-K to be filed by Ackrell with the SEC and will be available at www.sec.gov.

Advisors

Nomura Securities International, Inc. (“Nomura”) is acting as sole financial advisor to Ackrell. Nomura and Barclays Capital Inc. (“Barclays”) are acting as Capital Markets Advisors to Ackrell and as placement agents for the PIPE financing. Ackrell Capital, LLC is acting as financial advisor to Blackstone.

O’Melveny & Myers LLP is acting as legal advisor to the Company. Ellenoff Grossman & Schole LLP is acting as legal advisor to Ackrell. Sidley Austin LLP is acting as legal advisor to the placement agents.

About Blackstone Products

Blackstone Products, headquartered in Logan, UT, is fundamentally redefining how people cook outdoors. The company specializes in outdoor griddles which allow users to cook a wider variety of foods faster and more often. Blackstone’s robust product line features innovative and easy-to-use griddles, accessories and consumables that enhance outdoor cooking and make it more enjoyable and accessible to all for every meal. Blackstone believes in helping people create an experience with food that brings family and friends together.

About Ackrell SPAC Partners I Co.

Ackrell is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While Ackrell may pursue an acquisition in any business industry or sector, it intends to concentrate its efforts on identifying businesses in the branded fast-moving consumer goods industry.

Ackrell is led by Chairman Michael Ackrell, Vice Chairman Shannon Soqui, Chief Executive Officer Jason Roth, Chief Operating Officer and President Stephen Cannon, and Chief Financial Officer Long Long.

About FS Investments

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Leawood, KS. Visit http://www.fsinvestments.com to learn more.

Additional Information and Where to Find It

Ackrell intends to file with the SEC a registration statement on Form S-4 with a proxy statement containing information about the proposed transaction and the respective businesses of Blackstone and Ackrell. Ackrell will mail a final prospectus and definitive proxy statement and other relevant documents after the SEC completes its review. Ackrell shareholders are urged to read the preliminary prospectus and proxy statement and any amendments thereto and the final prospectus and definitive proxy statement in connection with the solicitation of proxies for the special meeting to be held to approve the proposed transaction, because these documents will contain important information about Ackrell, Blackstone, and the proposed transaction. The final prospectus and definitive proxy statement will be mailed to stockholders of Ackrell as of a record date to be established for voting on the proposed transaction. Shareholders of Ackrell will also be able to obtain a free copy of the proxy statement, as well as other filings containing information about Ackrell, without charge, at the SEC’s website (www.sec.gov) or by calling 1-800-SEC-0330. Copies of the proxy statement and Ackrell’s other filings with the SEC can also be obtained, without charge, by directing a request to: info@ackrellspac.com or Ackrell SPAC Partners I Co., 2093 Philadelphia Pike #1968, Claymont, DE 19703. Additionally, all documents filed with the SEC can be found on Ackrell’s website, www.ackrellspac.com. The information contained in, or that can be accessed through, Ackrell’s or the Company’s website is not incorporated by reference in, and is not part of, this press release.

No Offer or Solicitation

This press release does not constitute (i) a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination, or (ii) an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the U.S. Securities Act.

Participants in the Solicitation

Blackstone and Ackrell and their respective directors and officers and other members of management and employees may be deemed participants in the solicitation of proxies in connection with the proposed business combination. Ackrell stockholders and other interested persons may obtain, without charge, more detailed information regarding directors and officers of Ackrell in Ackrell’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 31, 2021. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies from Ackrell’s shareholders in connection with the proposed business combination will be included in the definitely proxy statement/prospectus the Ackrell intends to file with the SEC.

Caution Concerning Forward-Looking Statements

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. For example, projections of future net revenue, gross profit, gross margin, Adjusted EBITDA and other metrics are forward-looking statements. In some cases, you can identify forward-looking statements through the use of words or phrases such as “may”, “should”, “could”, “predict”, “potential”, “believe”, “will likely result”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would” and “outlook”, or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature, but the absence of such words does not mean that a statement is not forward-looking. These forward-looking statements are not historical facts and are based upon estimates and assumptions that, while considered reasonable by Ackrell and its management, and the Company and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the proposed business combination; (2) the outcome of any legal proceedings that may be instituted against Ackrell, the Company, the combined company or other following the announcement of the proposed business combination and any definitive agreements with respect thereto; (3) the inability to complete the proposed business combination due to the failure to obtain approval of the shareholders of Ackrell, to obtain financing to complete the proposed business combination or to satisfy other conditions to closing; (4) changes to the proposed structure of the proposed business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the proposed business combination; (5) the ability to meet stock exchange listing standards following the consummation of the proposed business combination; (6) the risk that the proposed business combination disrupts current plans and operations of Ackrell or the Company as a result of the announcement and consummation of the proposed business combination; (7) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and retain its management and key employees; (8) costs related to the proposed business combination; (9) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain regulatory approvals required to complete the proposed business combination; (10) the Company’s estimates of expenses and profitability and underlying assumptions with respect to stockholder redemptions and purchase price and other adjustments; (11) the Company’s inability to increase outdoor cooking market penetration or expand the categories for outdoor cooking; (12) the addressable market the Company intends to target does not grow as expected; (13) increased regulatory costs and compliance requirements in connection with any international or product line expansion; (14) the Company’s inability to expand and diversify its supply chain; (15) the loss of any key executives; (16) the loss of any relationships with key retailers; (17) the loss of any relationships with key suppliers; (18) the inability to protect the Company’s patents and other intellectual property; (19) lower than expected attachment rate and cross-selling capabilities for new products; (20) new technologies that compete with the Company in the griddle market and other outdoor cooking markets; (21) the inability to increase engagement with end-users via social media or other digital channels; (22) fluctuations in sales of the Company’s major customers; (23) the Company’s ability to execute its business plans and strategy; (24) the Company’s ability to maintain sufficient inventory and meet customer demand; (25) the Company’s inability to deliver expected cost and manufacturing efficiencies; and (26) other risks and uncertainties indicated from time to time in other documents filed or to be filed with the SEC by Ackrell. See “Risk Considerations” in the investor presentation, which will be provided in a Current Report on Form 8-K to be filed by Ackrell with the SEC and available at www.sec.gov.

MEDIA AND INVESTOR CONTACT

ICR

Blackstone@icrinc.com

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